EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") by and between Triumph Group, Inc. (the "Company") and Jennifer H. Allen (the "Executive"), dated as of May 30, 2023 (the "Agreement").

WHEREAS, the Company desires to continue the employment of the Executive, and the Executive desires to accept continued employment, as Senior Vice President, Chief Administrative Officer, General Counsel, and Secretary of the Company on the terms and conditions set forth in this Agreement, intending to be legally bound.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.
Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date hereof and ending on the third (3rd) anniversary of the date hereof (the "Initial Term"); provided that the Executive's employment may be terminated earlier by either the Executive or the Company at any time and for any reason or for no reason, but subject to the notice and other requirements set forth in Section 3 hereof. At the conclusion of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a "Renewal Term") unless either party gives the other written notice of non-renewal at least ninety (90) days' prior to the end of the Initial Term or a Renewal Term (as the case may be) and subject to earlier termination as provided in Section 3 hereof. When used herein, the term "Employment Period" shall mean the Initial Term together with any Renewal Terms.
2.
Terms of Employment.
(a)
Position; Location. During the Employment Period, the Executive shall serve as Senior Vice President, Chief Administrative Officer, General Counsel, and Secretary and shall devote the Executive's full business attention and time to the business and affairs of the Company and shall use the Executive's best efforts to perform faithfully and efficiently such responsibilities. The Executive will report directly to the Company's Chief Executive Officer. During the Employment Period, the Executive's services shall be performed in Radnor, Pennsylvania, subject to reasonable business travel at the Company's request.
(b)
Compensation and Employee Benefits. During the Employment Period, the Company shall provide the Executive with the following compensation and benefits subject, in the case of clauses (i) — (iii), to any adjustments, including reductions, that are approved by the Human Capital and Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") in its discretion in respect of extraordinary circumstances and applied on a similar basis to all other senior executives of the Company.
(i)
Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") of no less than $485,000, less applicable withholding and payroll deductions, payable in accordance with the Company's regular payroll practices. The Annual Base Salary will be reviewed by the Compensation Committee for increase but not decrease; provided that there is no guarantee that any annual review will result in an increase.

(ii)
Annual Bonus Opportunity. During the Employment Period, the Executive shall participate in the Triumph Group, Inc. Executive Cash Incentive Compensation Plan, as in effect from time to time (the "Cash Incentive Plan"), pursuant to which the Executive will have the opportunity to earn, for each fiscal year of the Company, an annual bonus (the "Annual Bonus"), with a target Annual Bonus opportunity equal to 75% of the Annual Base Salary (the "Target Bonus"). The actual amount of the Annual Bonus paid for each applicable fiscal year, if any, shall be determined by the Compensation Committee on the basis of the achievement of preestablished performance goals relating to Executive's performance and the Company's performance, established by the Compensation Committee, in consultation with the Executive, within the first 90 days of each fiscal year. Payment of any Annual Bonus will be subject to the Executive's continued employment through the applicable payment date, except as provided in the Cash Incentive Plan.
(iii)
Annual Long-Term Incentive Awards. The Executive will be eligible to receive annual performance-based long-term incentive awards for each fiscal year of the Company. Each annual award will be granted pursuant to the Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as may be amended from time to time (the "Equity Incentive Plan") or a successor plan in the form of a combination of time-based restricted stock units and performance-based restricted stock units with a target grant date value of 145% of the Annual Base Salary. The performance goals applicable to each award will be determined by the Compensation Committee in its discretion; provided that the Executive shall have the opportunity to offer recommendations to be considered by the Committee in establishing such performance goals.
(iv)
Other Employee Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in the employee benefit plans, practices, policies and programs generally applicable to other senior executives of the Company (including retirement, health and welfare and vacation benefits).
(v)
Financial Planning; Legal Fees. The Company will reimburse the Executive for up to $15,000 in fees paid by the Executive for financial planning services per calendar year during the Employment Period.

3. Termination of Employment.

(a)
Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period and the Company may terminate the Executive's employment for Disability. For purposes of this Agreement, "Disability" means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.
(b)
Cause. The Company may terminate the Executive's employment during the Employment Period either with or without Cause. For purposes of this Agreement, "Cause"

shall have the meaning set forth in the General Severance Plan (as defined below) or, if the Executive's termination occurs within six (6) months prior to or twenty-four (24) months following a Change in Control, the meaning set forth in the Change in Control Severance Plan.

(c)
Good Reason. The Executive's employment may be terminated by the Executive either with or without Good Reason. For purposes of this Agreement, "Good Reason" shall have the meaning set forth in the General Severance Plan or, if the Executive's termination occurs within twenty-four (24) months following a Change in Control, the meaning set forth in the Change in Control Severance Plan.
(d)
Notice of Termination. Any termination by the Company with or without Cause , or by the Executive with or without Good Reason, shall be communicated by a notice of termination to the other party hereto given in accordance with the terms of the General

Severance Plan or, if the Executive's termination occurs within twenty-four (24) months following a Change in Control, the terms of the Change in Control Severance Plan; provided that, if the Executive is terminated due to a reason that would constitute a Cause under the General Severance Plan but not under the Change in Control Severance Plan and a Change in Control subsequently occurs within six (6) months thereafter, such termination shall not be treated as a termination for Cause.

4. Obligations of the Company upon Termination.

(a)
Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive's employment without Cause (other than due to death or Disability) or the Executive terminates his employment for Good Reason (including non-renewal of this Agreement by the Company), then, the Company shall pay or provide to the Executive the severance payments and benefits provided in the Triumph Group, Inc. Executive General Severance Plan, effective February 19, 2019 (the "General Severance Plan") or the Triumph Group, Inc. Executive Change in Control Severance Plan, effective February 19, 2019, as amended February 10, 2020, and June 9, 2020 (the "Change in Control Severance Plan" and together with the General Severance Plan, the "Severance Plans"), as applicable, in each case as in effect as of the date hereof. Any changes to the Severance Plans that are adverse to the Executive and are adopted after the date hereof shall not apply to the Executive without the Executive's consent.
(b)
Other Termination. If the Executive's employment is terminated during the Employment Period for a reason other than those governed by Section 4(a), this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for (i) payment of the portion of the Executive's Annual Base Salary due for the period through the date of termination, reimbursement for business expenses incurred and any Annual Bonus earned for a fiscal year that concluded prior to the date of termination, in all cases, to the extent not theretofore paid, which obligations shall be paid in a lump sum in cash within 60 days following the date of termination or as otherwise required by law and (ii) the timely payment or provision of any other amounts or benefits required to be paid or provided to the Executive or that the Executive is eligible to receive under any plan, program, policy, practice or contract of the Company through the date of termination (including the Equity Incentive Plan), in all cases, to the extent not theretofore paid, in accordance with the terms of the applicable plan, program, policy, practice or contract.

5. Restrictive Covenants. The Executive will be subject to certain restrictive covenants set forth in the annex to the applicable award agreements under the Equity Incentive Plan and any separation agreement the Executive may be required to execute as a condition to receiving payments and benefits under the Severance Plans, as applicable, which are incorporated herein by reference.

6. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7. Miscellaneous.

(a)
Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without reference to principles of conflict of laws. Any controversy or claim arising out of or relating to this Agreement shall be brought solely in the Court of Common Pleas of Delaware County or, to the extent that such court has jurisdiction, the United States District Court for the Eastern District of Pennsylvania.
(b)
Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(c)
Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by email or facsimile (with confirmation of receipt) or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: To the most recent address, email or facsimile number on file with the Company.

If to the Company:

Triumph Group, Inc.

555 E. Lancaster Avenue, Suite 400

Radnor, Pennsylvania 19087

Attention: James F. McCabe

Email Address: jfmccabe@triumphgroup.com

or to such other address or email address or facsimile number as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)
Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
(e)
Survivability. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either the Executive's employment or this Agreement (including any restrictive covenants incorporated by reference in Section 5, hereof) shall so survive such termination.
(f)
Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term "including" shall mean "including, without limitation."
(g)
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(h)
Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(i)
Section 409A.
(i)
General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code and the regulations thereunder ("Section 409A"). Any payments that qualify for the "short-term deferral" exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation or benefit to be provided under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A. All payments of nonqualified deferred compensation to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.
(ii)
Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii) Delay of Payments. Notwithstanding anything to the contrary in this Agreement, if the Executive is considered a "specified employee" for purposes of

Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment on account of the Executive's separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive's separation from service (as determined in accordance with Section 409A) shall be accumulated and paid to the Executive on the first business day of the seventh month following the Executive's separation from service (the "Delayed Payment Date"). If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of the Executive's estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive's death.

(j) Parachute Payments. In the event that any payments or benefits received or to be received by the Executive pursuant to this Agreement or otherwise (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code"), as determined by the accounting firm that audited the Company prior to the relevant "change in ownership or control" within the meaning of Section 280G of the Code or another nationally known accounting or employee benefits consulting firm selected by the Company prior to such change in ownership or control (the "Accounting Firm") and (ii) but for this Section 7(j), would, in the judgment of the Accounting Firm, be subject to the excise tax imposed by Section 4999 of the Code by reason of Section 280G of the Code, then the Executive's benefits under this Agreement shall be payable either: (A) in full, or (B) as to such lesser amount which would result in no portion of such payments or benefits being subject to the excise tax under Section 4999 of the Code, as determined by the Accounting Firm, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits under this Agreement, as determined by the Accounting Firm, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. In the event that a lesser amount is paid under clause (ii)(B) above, then the elements of Executive's payments hereunder shall be reduced in such order (1) as the Company determines, in its sole discretion, has the least economic detriment to the Executive and (2) which does not result in the imposition of any tax penalties under Section 409A on the Executive. To the extent the economic impact of reducing payments from one or more elements is equivalent, and subject to clause (2) of the preceding sentence, the reduction may be made pro-rata by the Company in its sole discretion.

(k) Amendments. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall grant any additional right to the Executive or be deemed a waiver by the Company of any of the Executive's obligations hereunder or release the Executive therefrom or impose any additional obligation upon the Company. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.

(1) Entire Agreement. This Agreement (together with the plans referred to herein) constitutes the entire agreement of the parties hereto on the subject matter hereof and supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between the Executive and the Company.

(m) Authority. By signing this Agreement (and any award referred to herein), the officer signing this Agreement on behalf of the Company attests that this Agreement has been duly approved by the Compensation Committee.

[Signature page follows]

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Jennifer H. Allen
Jennifer H. Allen

TRIUMPH GROUP, INC.

By: /s/ James F. McCabe
Name: James F. McCabe
Title: Senior Vice President, Chief Financial Officer

[Signature Page to Employment Agreement]

ANNEX A

Restrictive Covenants

(a)
Disclosure of Confidential Information. You shall not at any time during your employment with TGI or its subsidiaries (together, the "Company") or thereafter, except as properly required in the course of your employment, use, publish, disclose or authorize anyone else to use, publish or disclose any Confidential Information belonging or relating to the Company. Confidential Information includes, but is not limited to, models, drawings, blueprints, memoranda and other materials, documents or records of a proprietary nature; information relating to research, manufacturing processes, bills of material, finance, accounting, sales, personnel management and operations; and information particularly relating to customer lists, price lists, customer service requirements, costs of providing service and equipment, pricing and equipment maintenance costs.
(b)
Patents, Copyrights and Trade Secrets. You will disclose, and hereby assign, to the Company any and all material of a proprietary nature, particularly including, but not limited to, material subject to protection as trade secrets or as patentable or copyrightable ideas which you may conceive, invent, or discover during the course of your employment with the Company which relate to the business of the Company, or were developed using the Company's resources (collectively, the "Inventions"), and you shall execute and deliver all papers, including applications for patents and do such other acts (entirely at the Company's expense) as may be necessary for the Company to obtain and maintain proprietary rights in any and all countries and to vest title to such Inventions in the Company.
(c)
Noncompetition and Non-solicitation. While you are employed by the Company and for the one-year period following the termination of such employment for any reason (together, the "Restricted Period"), you shall not, in any jurisdiction in which the Company is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in by the Company; provided that your ownership of securities constituting 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph. During the Restricted Period, you shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous 12 months, a customer or client of the business conducted by the Company (or potential customer or client with whom the Company or its affiliates had initiated contact). During the Restricted Period, you shall not, directly or indirectly, employ, solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of the Company or who was an employee of the Company within the previous 12 months. Further, during the Restricted Period, you shall not take any action that could reasonably be expected to have the effect of inducing any individual who is then an employee, representative, officer or director of the Company or any of its subsidiaries, or who was an employee, representative, officer or director of the Company within the previous 12 months, to cease his or her relationship with the Company for any reason.

(d) Acknowledgements and Remedies.

(i)
The parties hereto agree that the provisions of clauses (a), (b) and (c) of this Annex A (the "Covenants") are reasonable under the circumstances of your acceptance of the Performance Award to which this Annex A is attached. You acknowledge and agree that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company, impose no undue hardship on you, and are not injurious to the public. You further agree that your services are of a personal, special and unique character and cannot be replaced by the Company, and that the violation by you of any of the Covenants would cause the Company irreparable harm, which could not be adequately compensated by money damages, and that if the Company elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of the Company's eventual success on the merits. Accordingly, you consent and agree that if you commit any such breach or threaten to commit any breach, in addition to any other remedies as may be available to the Company for such breach, including the recovery of money damages, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to (A) forfeit your Performance Award if the underlying shares of Common Stock have not been issued or require you to return the shares of Common Stock underlying the Performance Award if issued and (B) seek temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. Furthermore, if TGI institutes any action or proceeding to enforce any of the provisions of this Annex A, to the extent permitted by applicable law, you hereby waive the claim or defense that TGI has an adequate remedy at law, and you shall not assert in any such action or proceeding the defense that any such remedy exists at law.
(ii)
You represent that, in accepting this Performance Award, you are not relying on any statements or representations made by any of the Company's directors, officers, employees or agents that are not expressly set forth herein, and that you are relying only upon your own judgment and any advice, if any, provided by your attorney.
(iii)
In light of the acknowledgements contained in this clause (d), you agree not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this Annex A. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court.